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                                                                   EXHIBIT  4.25


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                          CONTINGENT GUARANTY AGREEMENT


                                       BY


                                NRG ENERGY, INC.


                                   IN FAVOR OF


                              THE BANK OF NEW YORK
                               (Collateral Agent)


                            DATED AS OF JUNE 18, 2002






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                                TABLE OF CONTENTS


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SECTION 1 DEFINITIONS; RULES OF INTERPRETATION......................................................2

SECTION 2 NRG SUPPORT OBLIGATIONS...................................................................2

     Section 2.1    Performance Shortfall Payments..................................................2
     Section 2.2    Experience Payments.............................................................3
     Section 2.3    Deductible Payments.............................................................4
     Section 2.4    Calculation of Total Experience Amount..........................................6
     Section 2.5    Completion Guaranty.............................................................6
     Section 2.6    O&M Expense Guaranty............................................................6
     Section 2.7    O&M Services....................................................................6
     Section 2.8    Power Marketer Support..........................................................6
     Section 2.9    Indemnity Payments Received Under Acquisition Agreements........................7
     Section 2.10   Big Cajun Permitting Matters....................................................7

SECTION 3 REPRESENTATIONS AND WARRANTIES............................................................7

     Section 3.1    Organization and Qualification..................................................7
     Section 3.2    Authorization and Enforceability................................................7
     Section 3.3    No Conflict; No Default.........................................................8
     Section 3.4    No Consent......................................................................8
     Section 3.5    Compliance with Law.............................................................8
     Section 3.6    Litigation......................................................................8
     Section 3.7    Financing Documents.............................................................8
     Section 3.8    Financial Statements............................................................9
     Section 3.9    Taxes...........................................................................9
     Section 3.10   Regulatory Matters..............................................................9
     Section 3.11   Solvency Matters................................................................9

SECTION 4 COVENANTS ............................................................................... 10

     Section 4.1    Corporate Existence; Business; Asset Sales......................................10
     Section 4.2    Compliance with Legal Requirements..............................................10
     Section 4.3    Taxes...........................................................................11
     Section 4.4    Insurance.......................................................................11
     Section 4.5    Ranking.........................................................................11
     Section 4.6    Further Assurances..............................................................11
     Section 4.7    Financial and Other Information.................................................11

SECTION 5 OBLIGATIONS ABSOLUTE, ETC.................................................................12

SECTION 6 WAIVERS ..................................................................................13
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SECTION 7 SPECIFIC PROVISIONS.......................................................................15

     Section 7.1    Reinstatement...................................................................15
     Section 7.2    Specific Performance............................................................15
     Section 7.3    Bankruptcy Code Waiver..........................................................15
     Section 7.4    No Commencement of Bankruptcy Proceedings.......................................15
     Section 7.5    Set-Off.........................................................................16
     Section 7.6    Cash Collateral Accounts........................................................16

SECTION 8 DEDUCTIONS/WITHHOLDING....................................................................17

SECTION 9 NOTICES...................................................................................18

     SECTION 9.1    NOTICES.........................................................................18

SECTION 10 TERMINATION..............................................................................18

SECTION 11 SUCCESSORS AND ASSIGNS...................................................................19

SECTION 12 AMENDMENT................................................................................19

SECTION 13 EVENTS OF DEFAULT AND REMEDIES...........................................................19

     Section 13.1   Events of Default...............................................................19
     Section 13.2   Remedies........................................................................21

SECTION 14 HEADINGS ............................................................................... 22

SECTION 15 GOVERNING LAW............................................................................22

SECTION 16 CONSENT TO JURISDICTION; APPOINTMENT OF AGENT FOR SERVICE OF PROCESS.....................22

SECTION 17 WAIVER OF JURY TRIAL.....................................................................22

SECTION 18 EXPENSES ............................................................................... 23

SECTION 19 MISCELLANEOUS............................................................................23

     Section 19.1   Counterparts....................................................................23
     Section 19.2   Severability....................................................................23
     Section 19.3   Limitation of Liability.........................................................23
     Section 19.4   Third Party Rights..............................................................23
     Section 19.5   Survival of Obligations.........................................................24


APPENDIX I - Performance Shortfall
APPENDIX II - Total Experience Amount
SCHEDULE A - Litigation


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                          CONTINGENT GUARANTY AGREEMENT

                  This CONTINGENT GUARANTY AGREEMENT dated as of June 18, 2002 (this "Agreement"), is made by NRG ENERGY, INC. ("NRG Energy") in favor of THE BANK OF NEW YORK, as collateral agent on behalf of the Secured Parties referred to herein (the "Collateral Agent"). Capitalized terms used herein and not otherwise defined shall be defined as provided in Section 1 hereof.

                             PRELIMINARY STATEMENTS

                  A. NRG Energy (a) indirectly owns 100% of the membership interests in NRG Peaker Finance Company LLC (the "Issuer") and (b) indirectly owns 100% of the membership interests in each of the Project Companies (as defined in the Common Agreement referred to below).

                  B. Reference is made to that certain Common Agreement dated as of the date hereof (the "Common Agreement") among the Issuer, the Project Companies, XL Capital Assurance Inc. ("XLCA"), the Swap Counterparty, the Trustee and the Collateral Agent.

                  C. Pursuant to that certain Indenture, dated as of the date hereof, the Issuer intends to issue $325 million of Series A Floating Rate Senior Secured Bonds due 2019 (the "Series A Bonds"). The full and timely payment of regularly scheduled payments of principal and interest on the Series A Bonds will be unconditionally and irrevocably guaranteed by XLCA pursuant to that certain Financial Guaranty Insurance Policy dated as of the date hereof (including the endorsement thereto, the "Policy") between XLCA and the Trustee.

                  D. Reference is made to that certain ISDA Master Agreement, dated as of the date hereof (including the schedule, the credit support annex and the confirmation thereto) (the "Swap Agreement") between the Issuer and Goldman Sachs Mitsui Marine Derivative Products, L.P. (the "Swap Counterparty"). The full and timely payment of regularly scheduled net payments due to the Swap Counterparty under the Swap Agreement will be unconditionally and irrevocably guaranteed by XLCA pursuant to that certain Financial Guaranty Insurance Policy dated as of the date hereof (the "Swap Policy") between XLCA and the Swap Counterparty.

                  E. Pursuant to the Common Agreement, each of the Project Companies has guaranteed the payment by the Issuer of all of the Issuer's obligations under (a) the Indenture and the Series A Bonds and (b) the Swap Agreement and (c) that certain Financial Guaranty Insurance and Reimbursement Agreement dated as of the date hereof (the "Insurance and Reimbursement Agreement") among XLCA, the Issuer and the Project Companies.

                  F. It is a condition precedent to the (a) issuance of the Series A Bonds, the Policy and the Swap Policy and (b) the execution of the Swap Agreement by the Swap Counterparty that the parties hereto shall have executed and delivered this Agreement.

                  G. In consideration of NRG Energy's agreement to perform the NRG Support Obligations (as defined herein) with respect to each of the Project Companies, the Project Companies shall pay certain indebtedness and make other distributions to NRG Energy and have agreed to issue the Guaranties pursuant to
Article 6 of the Common Agreement.

                                    AGREEMENT

                  In consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and as an inducement to the issuance of the Series A Bonds and the Policies and the execution of the Swap Agreement, the parties hereto agree as follows:

                                   SECTION 1
                      Definitions; RULES OF INTERPRETATION

                  All capitalized terms used but not defined in this Agreement shall have the meanings attributed to them in Annex A to the Common Agreement. The rules of interpretation set forth in Annex A to the Common Agreement shall apply hereto as though fully set forth herein.

                                   SECTION 2
                             NRG SUPPORT OBLIGATIONS

                  NRG Energy hereby agrees that, until the termination of this Agreement as set forth in Section 10, it unconditionally and irrevocably guarantees in favor of the Collateral Agent, for the benefit of the Secured Parties, the prompt and complete payment when due of the Obligations to the extent and under the circumstances, but only to the extent and under the circumstances, described in Sections 2.1, 2.2 and 2.3 (including, without limitation, all amounts which would have become due but for the operation of the automatic stay under Section 362(a) of the Federal Bankruptcy Code, 11 U.S.C. 362(a)). This is a guarantee of payment and not of collection. In addition, NRG Energy hereby agrees that it will undertake, perform and comply with the obligations set forth in Sections 2.5, 2.6, 2.7, 2.8, 2.9 and 2.10. The obligations of NRG Energy referred to in this first sentence of this paragraph are referred to herein as the "NRG Guaranteed Obligations" and the obligations of NRG Energy referred to in the immediately preceding sentence are referred to herein as the "Other Undertakings" and, together with the NRG Guaranteed Obligations, as the "NRG Support Obligations." Notwithstanding anything contained herein or in any other Financing Document, NRG Energy's obligations with respect to the Obligations are limited to the NRG Support Obligations.

                  Section 2.1 Performance Shortfall Payments. If on any Annual Scheduled Payment Date, there exists (a) a Debt Service Shortfall and (b) a Performance Shortfall, then NRG Energy agrees to pay, or to cause to be paid, in Dollars, in immediately available funds on such Annual Scheduled Payment Date, an amount equal to the lesser of (x) the Performance Shortfall with respect to the immediately preceding Determination Period or (y) the Debt Service Shortfall on such Annual Scheduled Payment Date (such payment, a "Performance Shortfall Payment"). Any amount which is not paid when due pursuant to this Section 2.1 shall bear interest at the Late Payment Rate as in effect from time to time until paid in full. Performance Shortfall Payments (plus any accrued interest thereon) shall be paid to the Collateral Agent and applied on the applicable Annual Scheduled Payment Date in accordance with the Depositary Agreement, provided, however, that any Performance Shortfall Payment received by the Collateral Agent following the Annual Scheduled Payment Date on which such Performance Shortfall Payment was due in accordance with this Section 2.1 shall be immediately paid by the


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Collateral Agent (i) first, to XLCA in respect of the Accrued Insurer Loss
Amount (Swap), (ii) second, to XLCA in respect of the Accrued Insurer Loss Amount (Bond), and (iii) third, to the Debt Payment Account.

                  Section 2.2 Experience Payments.

                  (a) [INTENTIONALLY OMITTED]

                  (b) On Annual Scheduled Payment Dates. If on any Annual Scheduled Payment Date a Debt Service Shortfall remains after giving effect to the application of any Performance Shortfall Payment due and payable on such Annual Scheduled Payment Date in accordance with
         Section 2.1, then NRG Energy agrees to pay, or to cause to be paid, in Dollars, in immediately available funds on such date, an amount equal to the lesser of (x) (i) the Total Experience Amount as of the immediately preceding Determination Date, as determined in accordance with Section 2.4 and as set forth in a certificate delivered by the Issuer to XLCA pursuant to Section 2.7(b) of the Common Agreement, minus (ii) the amounts applied pursuant to priorities Fifth and Sixth in Section 4.2.3 of the Depositary Agreement on such Annual Scheduled Payment Date and (y) the remaining Debt Service Shortfall on such Annual Scheduled Payment Date (such payment, an "Experience Payment").

                  (c) Payment in Connection with NRG Event of Default. On any date upon which there exists and is continuing an NRG Event of Default hereunder (other than an NRG Event of Default pursuant to Section 13.1(a) hereof), NRG Energy may, in order to cure the Issuer Event of Default resulting therefrom as contemplated by Section 7.1(m)(iii) of the Common Agreement, at its sole option, pay, or to cause to be paid in Dollars, in immediately available funds on such date, an amount equal to (x) the Total Experience Amount as of the immediately preceding Determination Date as determined in accordance with Section
         2.4 and as set forth in a certificate delivered by the Issuer to XLCA pursuant to Section 2.7(b) of the Common Agreement minus (y) the aggregate of all Available Collateralized Experience Funds as of such date (such payment, an "Experience Cash Collateral Deposit"). Experience Cash Collateral Deposits shall be paid by NRG Energy to the Collateral Agent, for immediate deposit into a segregated cash collateral account maintained by the Collateral Agent for the benefit of the Secured Parties as further described in Section 7.6. If at any time thereafter, NRG Energy is required to make a payment pursuant to clauses (b) or (d) of this Section 2.2, the Collateral Agent shall first apply Experience Cash Collateral Deposits toward such payment in accordance with priority Sixth in Section 4.2.3 of the Depositary Agreement. In order for such Experience Cash Collateral Deposit to continue to constitute a cure of any Issuer Event of Default resulting from a continuing NRG Event of Default (other that an NRG Event of Default pursuant to Section 13.1(a) hereof), NRG Energy shall be required to deposit additional funds into the applicable Cash Collateral Account such that the aggregate of all Available Collateralized Experience Funds equals the then current Total Experience Amount. If on any Scheduled Payment Date or LOC Substitution Date, the aggregate of all Available Collateralized Experience Funds exceeds the then current Total Experience Amount, the Collateral Agent shall direct the Depositary Agent to transfer an amount of immediately available funds in Dollars equal to such excess from


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         such Cash Collateral Account to NRG Energy or any Affiliate thereof as directed by NRG Energy.

                  (d) Payment Upon Early Termination Date. On any date upon which the Controlling Party shall have accelerated the Obligations (or such Obligations shall have automatically become immediately due and payable following a Bankruptcy Event with respect to the Issuer) following the occurrence and continuation of an Issuer Event of Default in accordance with the Section 7.5(b) of the Common Agreement (an "Early Termination Date"), NRG Energy agrees to pay, or to cause to be paid in Dollars, in immediately available funds on such date, an amount equal to the lesser of (x) (i) the Total Experience Amount as of the immediately preceding Determination Date as determined in accordance with Section 2.4 and as set forth in a certificate delivered by the Issuer to XLCA pursuant to Section 2.7(b) of the Common Agreement minus
         (ii) the aggregate of all Available Collateralized Experience Funds as of such date and (y) the then outstanding Obligations as so accelerated (such payment, an "Experience Termination Payment"). The Collateral Agent shall apply Experience Termination Payments as directed by the Controlling Party.

                  (e) General Terms. Any amount which is not paid when due pursuant to this Section 2.2 shall bear interest at the Late Payment Rate as in effect from time to time until paid in full. Experience Payments (plus any accrued interest thereon) shall be paid to the Collateral Agent and applied on the applicable Annual Scheduled Payment Date in accordance with the Depositary Agreement; provided, however, that any Experience Payment received by the Collateral Agent following the Annual Scheduled Payment Date on which such Experience Payment was due in accordance with this Section 2.2 shall be immediately paid by the Collateral Agent (i) first, to XLCA in respect of the Accrued Insurer Loss Amount (Swap), (ii) second, to XLCA in respect of the Accrued Insurer Loss Amount (Bond), and (iii) third, to the Debt Payment Account.

                  Section 2.3 Deductible Payments.

                  (a) On Annual Scheduled Payment Dates. If on any Annual Scheduled Payment Date a Debt Service Shortfall remains after giving effect to the application of (a) any Performance Shortfall Payment due and payable on such Annual Scheduled Payment Date in accordance with
         Section 2.1, (b) the amounts applied pursuant to priorities Fifth and Sixth in Section 4.2.3 of the Depositary Agreement and (c) any Experience Payment due and payable on such Annual Scheduled Payment Date in accordance with Section 2.2, then NRG Energy agrees to pay, or to cause to be paid, in Dollars, in immediately available funds on such Annual Scheduled Payment Date, an amount equal to the lesser of (x) the remaining Debt Service Shortfall and (y) (i) the Deductible Limit minus
         (ii) the aggregate of (A) all Deductible Payments previously made hereunder, for which NRG Energy has not yet been reimbursed pursuant to
         Section 4.1.2 of the Depositary Agreement (or otherwise), and (B) the amounts applied pursuant to priorities Eighth and Ninth in Section
         4.2.3 of the Depositary Agreement on such Annual Scheduled Payment Date. Deductible Payments made pursuant to this Section 2.3(a) (plus any accrued interest thereon) shall be paid to the Collateral Agent and applied on such applicable Annual Scheduled Payment Date in accordance with the Depositary Agreement; provided, however, that any Deductible Payment received by the Collateral Agent following the Annual Scheduled Payment


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

         Date on which such Deductible Payment was due under this Section 2.3 shall be immediately paid by the Collateral Agent (i) first, to XLCA in respect of the Accrued Insurer Loss Amount (Swap), (ii) second, to XLCA in respect of the Accrued Insurer Loss Amount (Bond), and (iii) third, to the Debt Payment Account.

                  (b) Payment in Connection with NRG Event of Default. On any date upon which there exists and is continuing an NRG Event of Default hereunder (other than an NRG Event of Default pursuant to Section 13.1(a) hereof), NRG Energy may, in order to cure the Issuer Event of Default resulting therefrom as contemplated by Section 7.1(m)(iii) of the Common Agreement, at its sole option, pay, or to cause to be paid in Dollars, in immediately available funds on such date, an amount equal to (x) the Deductible Limit, minus (y) the aggregate of all Deductible Payments previously made hereunder, for which NRG Energy has not yet been reimbursed pursuant to Section 4.1.2 of the Depositary Agreement (or otherwise), minus (z) the aggregate of all Available Collateralized Deductible Funds as of such date (such payment, an "Deductible Cash Collateral Deposit"). Deductible Cash Collateral Deposits shall be paid by NRG Energy to the Collateral Agent, for immediate deposit into a segregated cash collateral account maintained by the Collateral Agent for the benefit of the Secured Parties as further described in Section 7.6. If at any time thereafter NRG Energy is required to make a payment pursuant to clauses (a) or (c) of this
         Section 2.3, the Collateral Agent shall first apply Deductible Cash Collateral Deposits toward such payment in accordance with priority Ninth in Section 4.2.3 of the Depositary Agreement. If on any Scheduled Payment Date or LOC Substitution Date, the aggregate of all Available Collateralized Deductible Funds exceeds the amount of Deductible Cash Collateral Deposits calculated in accordance with clauses (x), (y) and
         (z) above as of such date, the Collateral Agent shall direct the Depositary Agent to transfer an amount of immediately available funds in Dollars equal to such excess from the applicable Cash Collateral Account to NRG Energy or any Affiliate thereof as directed by NRG Energy.

                  (c) Payment Upon Early Termination Date. On any Early Termination Date, NRG Energy agrees to pay, or to cause to be paid in Dollars, in immediately available funds on such date, an amount equal to the lesser of (A) (x) the Deductible Limit minus (y) the sum of (i) all Deductible Payments previously made hereunder for which NRG Energy has not yet been reimbursed pursuant to Section 4.1.2 of the Depositary Agreement (or otherwise), and (ii) the aggregate of all Available Collateralized Deductible Funds as of such date, and (B) (x) $32,500,000 (or the then Outstanding (as defined in the Indenture) principal amount of the Series A Bonds, if less) plus (y) all interest on the Series A Bonds accrued through such Early Termination Date and not yet paid (calculated giving effect to the Swap Agreement) (such payment, a "Deductible Termination Payment"). The Collateral Agent shall apply Deductible Termination Payments as directed by the Controlling Party.

                  (d) General Terms. Any amount which is not paid when due pursuant to this Section 2.3 shall bear interest at the Late Payment Rate as in effect from time to time until paid in full.


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                  Section 2.4 Calculation of Total Experience Amount. The
         initial Total Experience Amount shall equal $33,384,764. The Total Experience Amount will be either increased or decreased on each Determination Date as described in this Section 2.4. The Total Experience Amount shall be increased on such Determination Date by the Experience Accrual Amount for the then-ending Determination Period, if applicable, or decreased on such Determination Date by the Experience Reduction Amount for the then-ending Determination Period, if applicable; provided, however, that upon the consummation of a Permitted Peaker Buyout (Peaker Sale/Project Event of Default) for which the condition set forth in clause (i)(B)(1) of the definition of Permitted Peaker Buyout (Peaker Sale/Project Event of Default) is satisfied or if, in connection with the satisfaction of the conditions set forth in either clause (i)(B)(2) or (i)(B)(3) of the definition of Permitted Peaker Buyout (Peaker Sale/Project Event of Default), the Issuer, at its option, shall have also satisfied the condition set forth in clause (i)(B)(1) of the definition of Permitted Peaker Buyout (Peaker Sale/Project Event of Default), the Total Experience Amount shall be reduced by the Experience Amount Percentage for the applicable Project Company.

                  Section 2.5 Completion Guaranty. If either the Bayou Cove Project Company or the Rockford II Project Company fails to perform the covenant set forth in Section 3.14 (Completion) of the Common Agreement, NRG Energy shall perform, or cause the performance of, such covenant in respect of the applicable Project.

                  Section 2.6 O&M Expense Guaranty. NRG Energy agrees to pay, or cause to be paid, in Dollars, to, or for the benefit of, each Project Company an amount which will enable such Project Company to pay all costs when due whether ordinary or extraordinary (other than Energy Transaction Costs) incurred in connection with the operation and maintenance of its Project in accordance with Prudent Utility Practices, all Legal Requirements and the Project Documents for such Project (including, without limitation, labor costs, non-fuel consumables, major maintenance costs, capital expenditures, rent, property taxes, insurance premiums, shared facilities costs, amounts due and required reserves (including damages) from such Project Company under the Project Documents for such Project, indemnity obligations, fines and penalties to any Governmental Authority, legal expenses and deductibles on liability and casualty policies). For the avoidance of doubt, payments by a Project Company under its Project Loan Agreement and Project Loan Note shall not be costs of the type described in this
         Section 2.6.

                  Section 2.7 O&M Services. With respect to each Project Company that is not a party to an effective operation and maintenance agreement at any given time, NRG Energy agrees to provide, or cause an Affiliate to provide, all operation and maintenance services required for such Project Company to operate and maintain its Project in accordance with Prudent Utility Practices, all Legal Requirements and the Project Documents for such Project.

                  Section 2.8 Power Marketer Support. In the event that (i) NRG Power Marketing engages in any Permitted Netting (as defined in each Power Sales and Agency Agreement) under such Power Sales and Agency Agreement and (ii) an Affiliate of NRG Power Marketing (other than a Project Company) fails to remit to NRG Power Marketing all or any portion of the amount NRG Power Marketing is required to pay the applicable Project Company in full (irrespective of such Permitted Netting) for all Power Revenues (as defined in such Power Sales and Agency Agreement) and revenues from Emissions Credits (as defined in such Power


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
Sales and Agency Agreement) due and owing to such Project Company from sales and resales of Power and/or Emissions Credits by NRG Power Marketing on behalf of such Project Company (such failure to remit, an "Affiliate Shortfall"), NRG Energy agrees upon written request of the Collateral Agent to pay, or cause to be paid, to such Project Company an amount in Dollars equal to such Affiliate Shortfall. Notwithstanding the foregoing, NRG Energy shall not be liable under this Section 2.8 for any failure to remit resulting from a default by a third party under its agreement with (a) NRG Power Marketing or (b) any Affiliate of NRG Power Marketing.

                  Section 2.9 Indemnity Payments Received Under Acquisition Agreements. To the extent that any Acquisition Indemnity Payments are received by any Affiliate of any Project Company under any Acquisition Agreement, NRG Energy shall cause such Affiliate to immediately deposit such proceeds into the Acquisition Indemnity/Performance LD Reserve Account, unless, prior to the receipt of such Acquisition Indemnity Payments, NRG Energy or an Affiliate of NRG Energy has made the relevant Project Company economically whole in all material respects for any loss in the value of such Project Company caused by the event giving rise to such Acquisition Indemnity Payments.

                  Section 2.10 Big Cajun Permitting Matters. NRG Energy shall take, or cause to be taken, in a timely manner, all commercially reasonable steps necessary to cure and resolve any failure with respect to nitrogen oxide emissions from the Big Cajun I Units 3&4 Project to operate in accordance with applicable Hazardous Substance Laws that may remain uncured or unresolved as of the Closing Date and to implement, or cause to be implemented, within eighteen
(18) months of the Closing Date, or, if later, by such date as such implementation may be authorized in writing by a Governmental Authority, any equipment or process modifications as may be required to bring such nitrogen oxide emissions into compliance with all applicable Hazardous Substance Laws. In addition, for so long as the environmental Permits for the Big Cajun I Units 3&4 Project are in the name of Louisiana Generating, NRG Energy shall cause Louisiana Generating to provide all operation and maintenance services required for the Big Cajun Project Company to operate and maintain the Big Cajun I Units 3&4 Project in accordance with Prudent Utility Practices, all Legal Requirements and the Project Documents for such Project.

                                   SECTION 3
                         REPRESENTATIONS AND WARRANTIES

                  NRG Energy represents and warrants to the Collateral Agent for the benefit of the Secured Parties, as of the Closing Date, as follows:

                  Section 3.1 Organization and Qualification. It is a corporation, duly organized and validly existing under the laws of the jurisdiction of its formation, with full right, power and authority under its certificate of incorporation and bylaws and under the laws of the jurisdiction of its formation to enter into this Agreement, to perform its obligations hereunder and to consummate the transactions contemplated hereby.

                  Section 3.2 Authorization and Enforceability. It has taken all necessary corporate action to authorize the execution, delivery and performance by it of this Agreement


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and no consent of any shareholder of NRG Energy is required therefore which has not already been obtained. This Agreement has been duly executed and delivered by NRG Energy and constitutes a legal, valid and binding obligation of NRG Energy enforceable against it in accordance with its terms, except as the enforceability thereof may be limited by (i) bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors' rights generally and (ii) general equitable principles regardless of whether the issue of enforceability is considered in a proceeding in equity or at law.

                  Section 3.3 No Conflict; No Default. (a) Neither the execution and delivery of this Agreement nor compliance with any of the terms and provisions hereof (i) violates any Legal Requirement, (ii) violates the provisions of its certificate of incorporation and bylaws, or (iii) results in the creation or imposition of any Liens upon any of its property or assets or in a condition or an event that constitutes (or that, upon notice or lapse of time or both, would constitute) an event of default under any material contractual obligation of NRG Energy.

         (b) Neither the execution and delivery of any Operative Document nor the compliance with any of the terms and provisions thereof by any of the Big Cajun Project Company, the Sterlington Project Company, the Bayou Cove Project Company, Louisiana Generating or NRG South Central (i) results in a condition or an event that constitutes (or that, upon notice or lapse of time or both, would constitute) a breach or an event of default under, or would otherwise be in conflict with, the NRG South Central Financing Documents, or (ii) requires the consent of the trustee under, or any of the bondholders pursuant to, the NRG South Central Financing Documents, other than the lien releases and subordination agreements delivered pursuant to the Insurance and Reimbursement Agreement on the Closing Date and other consents that have been obtained.

                  Section 3.4 No Consent. No consent or authorization of, filing with, or other act by or in respect of any other Person or any Governmental Authority is required in connection with the execution, delivery or performance by NRG Energy of this Agreement or the validity or enforceability hereof as to NRG Energy, except such consents or authorizations which have already been obtained or such consents or authorizations that the failure to obtain could not reasonably be expected to have an NRG Energy Material Adverse Effect (defined as "NRG Energy Material Adverse Effect.")

                  Section 3.5 Compliance with Law It is in compliance with applicable Legal Requirements, except to the extent any non-compliance could not reasonably be expected to have an NRG Energy Material Adverse Effect.

                  Section 3.6 Litigation. Except as set forth on Schedule A, there are no actions, suits or proceedings at law or in equity by or before any Governmental Authority now pending or, to its actual knowledge, threatened against it or any of its properties which could reasonably be expected to have an NRG Energy Material Adverse Effect.

                  Section 3.7 Financing Documents. In connection with its execution of this Agreement, it has received and reviewed copies of the Operative Documents.

                  Section 3.8 Financial Statements In the case of each financial statement and accompanying information delivered by it pursuant to the terms of this Agreement, each such financial statement and information shall have been prepared in conformity with GAAP and fairly present, in all material respects, the financial position (on a consolidated and, where applicable, consolidating basis) of the Persons described in such financial statements as at the respective dates thereof and the results of operations and cash flows (on a consolidated and, where applicable, consolidating basis) of the Persons described therein for each of the periods then ended, subject, in the case of any such unaudited financial statements, to changes resulting from audit and normal year-end adjustments.

                  Section 3.9 Taxes. It has filed all United States federal tax returns, and all other tax returns, required to be filed and has paid all taxes due pursuant to such returns or pursuant to any assessment received by it, except such taxes, if any, as are being contested in good faith and for which adequate reserves have been provided. No notices of tax liens have been filed and no claims are being asserted concerning any such taxes, which liens or claims are material to the financial condition of NRG Energy. The charges, accruals and reserves on the books of NRG Energy for any taxes or other governmental charges are adequate.

                  Section 3.10 Regulatory Matters. It is not an investment company or a company controlled by an investment company, within the meaning of the Investment Company Act of 1940, as amended. NRG Energy is not a "public utility company", an "electric utility company" or a "holding company" within the meaning of PUHCA. The execution, delivery and performance of this Agreement by NRG Energy does not violate any provision of PUHCA or any rule or regulation thereunder. NRG Energy is not subject to regulation as a "public utility," an "electric utility" or a "transmitting utility" under the FPA.

                  Section 3.11 Solvency Matters

                  (a) Financial Information. It has established adequate means of obtaining financial and other information pertaining to the businesses, operations and condition (financial and otherwise) of the Issuer and the Project Companies and their respective properties on a continuing basis (including any amendments to any relevant Operative Document), and it now is and hereafter will be completely familiar with the businesses, operations and condition (financial and otherwise) of the Issuer and the Project Companies and their respective properties.

                  (b) Insolvency.

                  (i) After giving effect to the transactions contemplated by this Agreement and the contingent obligations evidenced hereby, it is not, on either an unconsolidated basis or a consolidated basis, insolvent as such term is used or defined in any applicable Bankruptcy Law, and it has and will have assets which, fairly valued, exceed its indebtedness, liabilities or obligations.

                  (ii) It is not executing this Agreement with any intention to hinder, delay or defraud any present or future creditor or creditors of it.

                  (iii) It is not engaged in any business or transaction which, after giving effect to the transactions contemplated by this Agreement, will leave it with unreasonably small capital or assets which are unreasonably small in relation to the business or transactions engaged by it, and it does not intend to engage in any such business or transaction.

                  (iv) It does not intend to incur, nor does it believe that it will incur, debts beyond its ability to repay such debts as they mature.

                                    SECTION 4
                                    COVENANTS

                  Until this Agreement is terminated in accordance with Section 10 hereof, NRG Energy covenants and agrees with the Collateral Agent, for the benefit of the Secured Parties, as follows:

                  Section 4.1 Corporate Existence; Business; Asset Sales. NRG Energy shall preserve and maintain (i) its legal existence and form and (ii) all of its rights, privileges and franchises, if any, necessary to perform its obligations under this Agreement, provided, however, that NRG Energy may merge or consolidate with or into, or may sell, convey, transfer or lease its properties and assets substantially as an entirety to any Person so long as (A) NRG Energy is the surviving or continuing corporation, or the surviving or continuing corporation or corporation that acquires by sale, conveyance, transfer or lease is incorporated in the United States of America or Canada and expressly assumes the payment and performance of all obligations of NRG Energy under this Agreement, and (B) immediately prior to and immediately following such consolidation, merger, sale, conveyance, transfer or lease, no NRG Event of Default shall have occurred and be continuing. Except as permitted in the preceding proviso, and other than assets required to be sold to conform with Legal Requirements, NRG Energy shall not sell or otherwise dispose of any assets (other than short-term, readily marketable investments purchased for cash management purposes with funds not representing the proceeds of other asset sales) if on a pro-forma basis, the aggregate net book value of all such sales during the most recent 12-month period would exceed 10% of NRG Energy's Consolidated Net Tangible Assets computed as of the end of the most recent quarter preceding such sale; provided, however, that any such sales shall be disregarded for purposes of this 10% limitation if the proceeds are invested in assets in similar or related lines of business and, provided, further, that NRG Energy may sell or otherwise dispose of assets in excess of such 10% limitation if the proceeds from such sales or dispositions, which are not reinvested as provided above, are retained as cash or cash equivalents or applied to reduce or retire Debt of NRG Energy ranking senior to or equal with the NRG Support Obligations. For purposes of this Section 4.1, "Consolidated Net Tangible Assets" shall mean, as of the date of any determination thereof, with respect to NRG Energy, the total amount of all of NRG Energy's assets determined on a consolidated basis in accordance with GAAP as of such date less the sum of (a) NRG Energy's consolidated current liabilities determined in accordance with GAAP and (b) NRG Energy's assets properly classified as intangible assets in accordance with GAAP.

                  Section 4.2 Compliance with Legal Requirements. NRG Energy shall comply in all material respects with all Legal Requirements binding on it, except where failure to do so could not reasonably be expected to have an NRG Energy Material Adverse Effect.

                  Section 4.3 Taxes. NRG Energy shall duly pay and discharge all taxes, rates, assessments, fees and governmental charges upon or against it or against its properties, in each case before the same becomes delinquent and before penalties accrue thereon, unless and to the extent that the same is being contested in good faith by appropriate proceedings and reserves in conformity with GAAP have been provided therefore on the books of NRG Energy.

                  Section 4.4 Insurance. NRG Energy shall insure, and keep insured with good and responsible insurance companies, all insurable property owned by it of a character usually insured by companies similarly situated and operating like property. To the extent usually insured (subject to self-insured retentions) by companies similarly situated and conducting similar businesses, NRG Energy will also insure employers' and public and product liability risks with good and responsible insurance companies. NRG Energy shall not, however, be required to maintain terrorism insurance for its properties.

                  Section 4.5 Ranking. NRG Energy shall cause its obligations hereunder to at all times rank at least pari passu with all other senior unsecured obligations of NRG Energy.

                  Section 4.6 Further Assurances. NRG Energy shall promptly provide XLCA (if XLCA is then the Controlling Party) with such information and other documents that it may reasonably request.

                  Section 4.7 Financial and Other Information.

                  (a) NRG Energy shall deliver to the Collateral Agent as soon as available and in any event within 120 days after the end of each fiscal year of NRG Energy, an audited consolidated balance sheet of NRG Energy as of the end of such fiscal year and the related audited statements of income, retained earnings and cash flows for such fiscal year, setting forth in each case in comparative form the figures for the previous fiscal year, to the extent available, all reported by an independent public accountant of nationally recognized standing; provided that NRG Energy shall be deemed to have satisfied this covenant if it files its annual report on Form 10-K for the applicable fiscal year with the Securities and Exchange Commission within the period set forth in this Section 4.7(a).

                  (b) NRG Energy shall deliver to the Collateral Agent as soon as available and in any event within 60 days after the end of its first three fiscal quarters, a consolidated balance sheet of NRG Energy as of the end of such fiscal quarter and the related statements of income, retained earnings and cash flows for such fiscal quarter; provided that NRG Energy shall be deemed to have satisfied this covenant if it files its quarterly report on Form 10-Q for the applicable fiscal year with the Securities and Exchange Commission within the period set forth in this Section 4.7(a).

                  (c) Concurrently with the delivery of each of the financial statements referred to in Sections 4.7(a) and (b), NRG Energy shall deliver to the Collateral Agent an officer's certificate, executed by the chief financial officer, treasurer, assistant chief financial officer or assistant treasurer of NRG Energy, stating that such officer, on behalf of NRG Energy, has reviewed the terms of this Agreement and has made, or caused to be made under its supervision, a review in reasonable detail of the transactions and condition of NRG Energy during the accounting period covered by such financial statements and that such review has not disclosed the existence during or at the end of such accounting period, and that such officer does not have knowledge of the existence as at the date of such officer's certificate, of any condition or event that constitutes a default hereunder, including without limitation in respect of the Specified Financial Covenants referred to in Section 13.1(e), or, if any such condition or event existed or exists, specifying the nature and period of the existence thereof and what action NRG Energy has taken, is taking and proposes to take with respect thereto.

                  (d) NRG Energy shall promptly, upon acquiring notice or giving notice, as the case may be, or obtaining knowledge thereof, give written notice (together with copies of any underlying notices or other documentation) to the Collateral Agent and (if XLCA is the Controlling Party) to XLCA (it being acknowledged that XLCA shall have no obligation to provide any such written notice received by it to any other Person) of:

                  (i) any action, suit, arbitration or litigation pending or threatened against NRG Energy and involving claims against NRG Energy in excess of $50,000,000, in the aggregate, or involving any injunctive, declaratory or other equitable relief that, if determined adversely NRG Energy, could reasonably be expected to have an NRG Material Adverse Effect, such notice to include, if requested by the Controlling Party, copies of all material papers filed in such litigation involving NRG Energy, and such notice to be given monthly if any such papers have been filed since the last notice given;

                  (ii) any dispute or disputes which may exist between NRG Energy and any Governmental Authority and which involve (A) claims against NRG Energy which exceed $50,000,000 in the aggregate or, (B) injunctive or declaratory relief that, if determined adversely to NRG Energy, could reasonably be expected to have an NRG Material Adverse Effect;

                  (iii) any material amendment, modification or alteration to the NRG Credit Risk Policy (it being understood that any change to Section IV-C (Policies and Procedures - Credit Approval and Limits) or Appendix IV (Counterparty Credit Exposure Calculation) thereof will be deemed to be material); and

                  (iv) any change in ratings given to NRG Energy by Moody's or S&P, including the placement of NRG Energy on "credit watch negative" or similar status.

                  Notwithstanding the foregoing, NRG Energy shall not be required to give notice of any matter described in this Section 4.7(d) that is described in any Form 10-K, 10-Q or 8-K or other form or document filed by NRG Energy or any of its Affiliates with the Securities and Exchange Commission and available on the Commission's Electronic Data Gathering, Analysis and Retrieval (EDGAR) system.

                                   SECTION 5
                           OBLIGATIONS ABSOLUTE, ETC.

                  All rights of the Secured Parties and all obligations of NRG Energy hereunder shall be absolute and unconditional irrespective of:

                  (a) any lack of validity, legality or enforceability of this Agreement or any other Financing Document;

                  (b) the failure of any Secured Party:

                  (i) to assert any claim or demand or to enforce any right or remedy against the Issuer, NRG Energy, any Project Company or any other Person (including any guarantor) under the provisions of any Financing Document or otherwise, or

                  (ii) to exercise any right or remedy against any guarantor of, or collateral securing, any of the Obligations;

                  (c) any change in the time, manner or place of payment of, or in any other term of, any of the Obligations, or any extension or renewal of any of the Obligations;

                  (d) any reduction, limitation, impairment or termination of any of the Obligations for any reason other than the written agreement of the Secured Parties to terminate the Obligations in full, including any claim of waiver, release, surrender, alteration or compromise, and shall not be subject to, and NRG Energy hereby waives any right to or claim of, any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality, nongenuineness, irregularity, compromise, unenforceability of, or any other event or occurrence affecting, any of the Obligations;

                  (e) any amendment to, rescission, waiver or other modification of, or any consent to departure from, any of the terms of this Agreement or any other Financing Document;

                  (f) any addition, exchange, release, surrender or non-perfection of any collateral, or any amendment to or waiver, release or addition of, or consent to departure from, any other security interest held by any Secured Party;

                  (g) the Bankruptcy, dissolution or receivership of the Issuer or any Project Company and the occurrence of any other proceeding as a result of such Bankruptcy, any other disposition of all or any portion of the assets of the Issuer or any Project Company, or the consolidation or merger of the Issuer or any Project Company;

                  (h) any sale, transfer or other disposition by NRG Energy or any other Person of any capital stock or other voting rights or ownership or direct or indirect economic interest, including debt, that it may have in the Issuer and/or the Project Companies; or

                  (i) any other circumstance which might otherwise constitute a defense available to, or a legal or equitable discharge of, the Issuer, any Project Company, NRG Energy, any surety or any guarantor.

                                   SECTION 6
                                    WAIVERS

                  NRG Energy hereby waives and relinquishes all rights and remedies accorded by applicable Legal Requirements to sureties or guarantors and agrees not to assert or take advantage of any such rights or remedies, including (a) any right to require the Collateral Agent or any other Secured Party to proceed against any the Issuer, any Project Company or any other Person or to proceed against or exhaust any security held by the Collateral Agent or any other Secured Party at any time or to pursue any other remedy in the Collateral Agent's or any other Secured Party's power before proceeding against NRG Energy (except to the extent expressly set forth herein), (b) any defense that may arise by reason of the incapacity, lack of power or authority, death, dissolution, merger, termination or disability of the Issuer, any Project Company or any other Person or the failure of the Collateral Agent or any other Secured Party to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of the Issuer, any Project Company or any other Person, (c) demand, presentment, protest and notice of any kind, including notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of the Issuer, any Project Company, the Collateral Agent, any other Secured Party, any endorser or creditor of the foregoing or on the part of any other Person under this or any other instrument in connection with any obligation or evidence of indebtedness held by the Collateral Agent or any other Secured Party as collateral for or in connection with any of the Obligations, (d) any defense based upon an election of remedies by the Collateral Agent or any other Secured Party, including an election to proceed by non-judicial rather than judicial foreclosure, which destroys or otherwise impairs the subrogation rights of NRG Energy, the right of NRG Energy to proceed against the Issuer, any Project Company or any other Person for reimbursement, or both, (e) any defense based on any offset against any amounts which may be owed by any Person to NRG Energy for any reason whatsoever, (f) any defense based on any act, failure to act, delay or omission whatsoever on the part of the Issuer or any Project Company or the failure by the Issuer or any Project Company to do any act or thing or to observe or perform any covenant, condition or agreement to be observed or performed by it under the Financing Documents,
(g) any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in other respects more burdensome than that of the principal, (h) any defense, setoff or counterclaim which may at any time be available to or asserted by the Issuer or any Project Company against the Collateral Agent, any other Secured Party or any other Person under the Financing Documents, (i) any duty on the part of the Collateral Agent or any other Secured Party to disclose to NRG Energy any facts that the Collateral Agent or any other Secured Party may now or hereafter know about the Issuer or any Project Company, regardless of whether the Collateral Agent or any other Secured Party has reason to believe that any such facts materially increase the risk beyond that which NRG Energy intends to assume, or have reason to believe that such facts are unknown to NRG Energy, or have a reasonable opportunity to communicate such facts to NRG Energy, since NRG Energy acknowledges that NRG Energy is fully responsible for being and keeping informed of the financial condition of the Issuer and the Project Companies and of all circumstances bearing on the risk of non-payment of any obligations and liabilities hereby guaranteed, (j) any defense based on any change in the time, manner or place of any payment under, or in any other term of, the Financing Documents or any other amendment, renewal, extension, acceleration, compromise or waiver of or any consent or departure from the terms of the Financing Documents, (k) any defense arising because of the Collateral Agent's or any other Secured Party's election, in any proceeding instituted under the Federal Bankruptcy Code, of the application of Section 1111(b)(2) of the Federal Bankruptcy Code, and (l) any defense based upon any borrowing or grant of a security interest under Section 364 of the Federal Bankruptcy Code.

                                   SECTION 7
                               SPECIFIC PROVISIONS

                  Section 7.1 Reinstatement. This Agreement and the obligations of NRG Energy hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or otherwise restored to NRG Energy, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to Issuer or any other Person or as a result of any settlement or compromise with any Person (including NRG Energy) in respect of such payment, and NRG Energy shall pay the Collateral Agent on demand all of its reasonable costs and expenses (including reasonable fees of counsel) incurred by the Collateral Agent in connection with such rescission or restoration.

                  Section 7.2 Specific Performance. NRG Energy hereby irrevocably waives, to the extent it may do so under applicable Legal Requirements, any defense based on the adequacy of a remedy at law that may be asserted as a bar to the remedy of specific performance in any action brought against NRG Energy for specific performance of this Agreement by the Issuer or any successor or assign thereof (including the Collateral Agent) or for their benefit by a receiver, custodian or trustee appointed for the Issuer or in respect of all or a substantial part of its assets, under the bankruptcy or insolvency laws of any jurisdiction to which the Issuer or its assets are subject.

                  Section 7.3 Bankruptcy Code Waiver. NRG Energy hereby irrevocably waives, to the extent it may do so under applicable Legal Requirements, any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Law or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings, or any successor provision of law of similar import, in the event of any Bankruptcy Event of it, the Issuer or any Project Company. Specifically, in the event that the trustee (or similar official) in a Bankruptcy Event of NRG Energy, the Issuer or any Project Company or the debtor-in-possession takes any action, NRG Energy shall not assert any defense, claim or counterclaim denying liability hereunder on the basis that this Agreement is an executory contract or a "financial accommodation" that cannot be assumed, assigned or enforced or on any other theory directly or indirectly based on Section 365(c)(1), 365(c)(2) or 365(e)(2) of the Bankruptcy Law, or equivalent provisions of the laws or regulations of any other jurisdiction with respect to any proceedings or any successor provision of law of similar import. If a Bankruptcy Event of NRG Energy, the Issuer or any Project Company shall occur, NRG Energy agrees, after the occurrence of such Bankruptcy Event, to reconfirm in writing, to the extent permitted by applicable Legal Requirements, its pre-petition waiver of any protection to which it may be entitled under Sections 365(c)(1), 365(c)(2) and 365(e)(2) of the Bankruptcy Law or equivalent provisions of the laws or regulations of any other jurisdiction with respect to proceedings and, to give effect to such waiver, NRG Energy consents to the assumption and enforcement of each provision of this Agreement by the debtor-in-possession or the Issuer's or any Project Company's trustee in bankruptcy, as the case may be.

                  Section 7.4 No Commencement of Bankruptcy Proceedings. So long as the Financing Documents remain in effect, NRG Energy shall not, without the prior written consent of the Controlling Party, commence, or join with any other Person in commencing, any bankruptcy, reorganization, or insolvency proceeding against the Issuer or any Project Company.

The obligations of NRG Energy under this Agreement shall not be altered, limited or affected by any proceeding, voluntary or involuntary, involving the bankruptcy, reorganization, insolvency, receivership, liquidation or arrangement of any the Issuer or any Project Company, or by any defense which the Issuer or any Project Company may have by reason of any order, decree or decision of any court or administrative body resulting from any such proceeding.

                  Section 7.5 Set-Off. In addition to any rights now or hereafter granted under applicable Legal Requirements or otherwise, and not by way of limitation of any such rights, upon the failure of NRG Energy to make any payments as required by Section 2 hereunder, the Collateral Agent is hereby authorized at any time or from time to time, without presentment, demand, protest or other notice of any kind to NRG Energy or to any other Person, any such notice being hereby expressly waived, to set-off and to appropriate and apply any and all deposits (general or special) and any other indebtedness at any time held or owing by any Secured Party (including by branches and agencies of each of the Secured Parties wherever located) to or for the credit or the account of NRG Energy, against and on account of the obligations of NRG Energy then due under this Agreement, irrespective of whether or not the Collateral Agent shall have made any demand hereunder.

                  Section 7.6 Cash Collateral Accounts

                  (a) All amounts required to be deposited as cash collateral with the Collateral Agent pursuant to Section 2.2(c) and Section 2.3(b) shall be deposited in separate cash collateral accounts (such accounts, and any replacement or supplemental account into which any such cash collateral may at any time be deposited, collectively, the "Cash Collateral Accounts") established by NRG Energy with the Collateral Agent and under the dominion and control of the Collateral Agent, to be held or applied, or released for application, as provided in this Section 7.6. NRG Energy hereby grants to the Collateral Agent, for the benefit of Secured Parties, as security for the payment and performance of the NRG Guaranteed Obligations, a security interest in and lien on (i) the Cash Collateral Accounts, (ii) all amounts now or at any time on deposit therein, (iii) all investment property or other financial assets from time to time credited thereto, and (iv) all proceeds of any of the foregoing, in whatever form. In connection with the making of the initial deposit in any Cash Collateral Account NRG Energy shall be required to (a) execute such documentation as may be necessary, or that is reasonably requested by the Collateral Agent, in order to grant to the Collateral Agent, for the benefit of the Secured Parties, a first priority perfected security interest in the Cash Collateral Accounts (subject to NRG Permitted Liens), including without limitation an account control agreement containing control provisions substantially similar to those contained in the Depositary Agreement and (b) deliver an opinion of counsel with respect to the Cash Collateral Accounts substantially similar to the opinion given with respect to the Accounts on the Closing Date. Upon the earlier to occur of (i) termination of this Agreement in accordance with Section 10 or (ii) the cure of the NRG Event of Default which triggered the making of a Cash Collateral Deposit, the Collateral Agent shall take, at NRG Energy's expense, such actions as NRG Energy may reasonably request to effect the release of such Cash Collateral Deposit and the security interest and lien granted pursuant to this clause (a), provided, however, that in the case of clause (ii) of this sentence, at the time of such proposed release no other NRG Event of Default shall have occurred and be continuing.

                  (b) Interest and other payments and distributions made on or with respect to the cash collateral held by the Collateral Agent pursuant to clause (a) of this Section 7.6 shall be for the account of NRG Energy and shall constitute cash collateral to be held by the Collateral Agent or returned to NRG Energy in accordance with clause (a) of this Section 7.6 or in accordance with
Section 2.2(c) or 2.3(b).

                  (c) NRG Energy may at any time replace cash on deposit in any Cash Collateral Account with an Acceptable Letter of Credit. Such Acceptable Letter of Credit shall be administered in accordance with Section 5.2 of the Depositary Agreement.

                  (d) Cash held in any Cash Collateral Account shall be invested and reinvested in Permitted Investments (which Permitted Investments shall be only those described in clauses (a), (b), (e), (f) or (g) of the definition thereof) by the Collateral Agent, which shall make such Permitted Investments
(a) when no Issuer Event of Default has occurred and is continuing, at the written direction of NRG Energy (provided that in the absence of any contrary written direction of NRG Energy with respect to any cash held in any Cash Collateral Account, NRG Energy hereby directs the Collateral Agent to invest such cash in Permitted Investments of the type specified in clause (a) of the definition thereof (which direction is deemed to be a written investment instruction for purposes of the following sentence)), and (b) when an Issuer Event of Default has occurred and is continuing, in Permitted Investments of the type specified in clause (a) of the definition thereof. The Collateral Agent shall have no obligation to invest or reinvest any amounts held hereunder in the absence of written investment instructions, and in no event shall the Collateral Agent be liable for the selection of Permitted Investments or for investment losses, if any, incurred thereon. Any and all commissions, broker fees or other charges, penalties, fees or expenses incurred in connection with the investment in, or liquidation of, any Permitted Investment shall be solely for the account of NRG Energy, and shall be debited against the cash balance in the applicable Cash Collateral Account.

                  (e) The Collateral Agent shall sell or liquidate all or any portion of the Permitted Investments held in any Cash Collateral Account at any time the proceeds thereof are required to make any disbursement from such Cash Collateral Account in accordance with the terms of this Agreement. Any such sale or liquidation shall be in the order of maturity of the applicable Permitted Investments, with Permitted Investments closest to maturity being sold or liquidated first. In no event shall the Collateral Agent be liable for any losses incurred as a result of the liquidation of any Permitted Investment prior to its stated maturity (including, without limitation, any early withdrawal or liquidation penalty) or the failure of any Person to provide timely written investment instructions.

                                   SECTION 8
                             DEDUCTIONS/WITHHOLDING

                  All sums, if any, payable by NRG Energy hereunder shall be paid in full, free of any deductions or withholdings for any and all Taxes imposed by any governmental authority of any jurisdiction through which payment is made. In the event that NRG Energy is prohibited by law from making any such payments hereunder free of such deductions or withholdings, then NRG Energy shall pay such additional amount as may be necessary in order that the actual amount received after such deduction or withholding shall equal the full amount stated to be payable hereunder. NRG Energy shall pay directly to all appropriate taxing authorities any and all Taxes, and all liabilities with respect to such Taxes imposed by law or by any taxing authority on or with regard to any payment required to be made by NRG Energy hereunder. Notwithstanding the foregoing, if a payment due from NRG Energy hereunder relates to a payment which, if directly made by the Issuer or other primary obligor, would have been subject to deduction or withholding of Taxes without any gross-up obligation (or an obligation to pay an additional amount) on the part of the Issuer or other primary obligor, NRG Energy shall not be required to pay additional amounts under this Section 8.

                                   SECTION 9
                                    NOTICES

                  Section 9.1 Notices

                  Any notice or other communication hereunder shall be given in writing and shall be personally delivered or sent by registered or certified mail (postage prepaid, return receipt requested), by overnight courier or by facsimile transmission with confirmation by overnight courier, and shall be deemed to have been duly given or made when received by the intended recipient in accordance with the provision of this Section 9. Unless otherwise specified in a notice given or made in accordance with this Section 9, notices shall be given to the respective parties at their respective address indicated below.

                  (a)      If to NRG Energy, at:

                                        NRG Energy, Inc.
                                        901 Marquette Avenue
                                        Suite 2300
                                        Minneapolis, Minnesota  55402
                                        Attn:  General Counsel
                                        Telephone No.:  (612) 373-5300
                                        Telecopy No.:  (612) 373-5392

                  (b)      If to the Collateral Agent, at:

                                        The Bank of New York
                                        101 Barclay Street
                                        New York, NY 10286
                                        Attn:  Corporate Trust Administration
                                        Telephone No.: (212) 896-7192
                                        Telecopy No.: (212) 896-7298

                                   SECTION 10
                                   TERMINATION

                  This Agreement shall terminate upon the earlier of (a) payment in full of the Obligations or (b) the occurrence of an Early Termination Date, provided that NRG Energy's obligation to pay (i) the Experience Termination Payment, (ii) the Deductible Termination

Payment and (iii) any amounts due and payable hereunder accruing prior to such Early Termination Date but which remain unpaid shall survive such termination on such Early Termination Date. Except as otherwise specified in clause (iii) of the proviso in the preceding sentence, the Other Undertakings for a Project Company and its Project shall terminate upon the earlier of (a) the occurrence of a Project Release Event with respect to such Project Company and (b) the occurrence of an Early Termination Date. The Collateral Agent agrees to execute such documents and take such other actions as reasonably requested by, and at the expense of, NRG Energy in order to effect and evidence any such termination.

                                   SECTION 11
                             SUCCESSORS AND ASSIGNS

                  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns. This Agreement may not be assigned by NRG Energy except with the consent of the Collateral Agent (in accordance with Section 9.2 of the Common Agreement) unless assigned, in part, in connection with a Permitted Change of Control in accordance with the Common Agreement, in which case the Associated Support Obligations in respect of the transferred assets or ownership interests, as the case may be, shall be assumed by a party (an "Acceptable Assignee") that either
(x) is rated at least A3 by Moody's and A- by S&P or (y) is rated at least Baa2 by Moody's and BBB by S&P and has provided cash, Acceptable Letters of Credit or other credit support acceptable to the Controlling Party in its sole discretion with respect to that portion of the NRG Guaranteed Obligations under Section 2.3 assumed by the Acceptable Assignee.

                                   SECTION 12
                                    AMENDMENT

                  No amendment or waiver of any provision of this Agreement nor any consent to any departure by NRG Energy herefrom shall in any event be effective unless the same shall be in writing and signed by NRG Energy and the Collateral Agent (in accordance with Section 9.2 of the Common Agreement), and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

                                   SECTION 13
                         EVENTS OF DEFAULT AND REMEDIES

                  Section 13.1 Events of Default. The occurrence of any of the following events shall constitute an event of default hereunder (an "NRG Event of Default"):

                  (a) NRG Energy shall fail to make any payment as and when due under this Agreement;

                  (b) Any representation or warranty by NRG Energy set forth in this Agreement or in any document entered into in connection herewith in favor of or for the benefit of any Secured Party or in any certificate, financial statement or other document delivered in connection herewith for the benefit of any Secured Party shall prove to have been incorrect in any material respect when made (or deemed made) and the facts or events underlying such incorrect representation or warranty shall not be changed so as to correct such representation or warranty in all material respects for a period of 30 days (or so long as the facts or events underlying such incorrect representation or warranty are capable of being changed so as to correct such incorrect representation or warranty in all material respects and NRG Energy is diligently proceeding to change such events or facts, such longer period but in no event for an aggregate period in excess of 90 days) after a Responsible Officer of NRG Energy becomes aware thereof or NRG Energy first received a notice from or on behalf of the Controlling Party specifying such material inaccuracy and requiring that facts or events underlying such incorrect representation or warranty be changed so as to correct such incorrect representation or warranty in all material respects.

                  (c) NRG Energy shall default in the due observance or performance of any agreement contained in Section 4.1 (excluding Section 4.1(ii) but including the proviso thereto);

                  (d) NRG Energy shall default in the due observance or performance of any covenant, condition or agreement contained in this Agreement (other than specified in Section 13.1(c) above) and such default shall continue unremedied for a period of 30 days after notice thereof from the Collateral Agent, provided, however, if (i) such failure does not consist of a failure to pay money and cannot be cured within such 30 day period, (ii) such failure is susceptible of cure within 90 days, (iii) NRG Energy is proceeding with diligence and in good faith to cure such failure, (iv) the existence of such failure has not had and cannot after considering the nature of the cure be reasonably expected to have an NRG Energy Material Adverse Effect, and (v) the Collateral Agent shall have received an officer's certificate signed by a Responsible Officer of NRG Energy to the effect of clauses (i), (ii), (iii) and
(iv) above and stating what action NRG Energy is taking to cure such failure, then such 30 day cure period shall be extended to such date, not to exceed a total of 90 days, as shall be necessary for NRG Energy diligently to cure such failure; provided, further, that in the case of a default in the due observance or performance of Section 2.7, the applicable cure period shall not exceed a total of 60 days;

                  (e) NRG Energy shall default for a period beyond any applicable grace period (i) in the payment of any principal, interest or other amount due on any Debt for Borrowed Money of NRG Energy (other than amounts under the Financing Documents) and such defaulted amount, together with any other principal, interest or other amount due and unpaid on any Debt for Borrowed Money of NRG Energy (other than amounts under the Financing Documents) equals or exceeds $50,000,000, or in the performance of any Specified Financial Covenant; or (ii) in the payment of any amount then due or performance of any obligation then required (other than a Specified Financial Covenant) under any agreement evidencing Debt of NRG Energy (other than the Financing Documents) if because of such default, the holder of such Debt accelerates the payment thereof and such accelerated amount, together with the amount of any other Debt of NRG Energy then so accelerated (other than the obligations under the Financing Documents) equals or exceeds $50,000,000, provided, that it shall not constitute an NRG Event of Default as set forth in clause (i) with respect to a breach of any Specified Financial Covenant if, and for so long as, NRG Energy provides an officer's certificate from a responsible officer stating that either NRG Energy and the holder(s) of the relevant obligation(s) under the relevant agreement(s) in which such Specified Financial Covenant appears are, and continue to be, in active discussions with respect to the waiver of such default (such Officer's Certificate to be renewed every 10 Business Days) or that a default no longer exists under such relevant agreements as a result of a breach of any Specified Financial Covenant;

                  (f) NRG Energy shall be subject to a Bankruptcy Event;

                  (g) One or more final judgments for the payment of money (if such payments are not fully covered by insurance) in excess of $50,000,000 in the aggregate shall be rendered against NRG Energy, and NRG Energy shall fail to discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof, within 60 days after the date of entry thereof; provided, however, that any such judgment shall not be (and shall not constitute part of) an NRG Event of Default under this Section 13.1(g) if and for so long as either (i) (A) the amount of such judgment is fully covered by a valid and binding policy of insurance between the defendant and the insurer covering payment thereof and (B) such insurer has been notified of, and has not disputed the claim made for payment of, the amount of such judgment, or (ii) such judgment if left unstayed could not reasonably be executed to have an NRG Material Adverse Effect; or

                  (h) With respect to any ERISA Plan which a member of the Controlled Group sponsors, maintains, administers, contributes to, participates in, or has any obligation to contribute to or any liability under, an event has occurred or a condition exists which, together with all other such events or conditions, would reasonably be expected to have an NRG Material Adverse Effect.

                  Section 13.2 Remedies. Upon the occurrence of an NRG Event of Default, the Collateral Agent (acting at the direction of the Controlling Party) shall (a) have the right to declare all obligations then due and payable under this Agreement to be immediately due and payable and require NRG Energy to immediately pay to the Collateral Agent in immediately available funds an amount equal to the aggregate amount of the obligations so accelerated (provided that in the event of an NRG Event of Default under Section 13.1(f) of this Agreement, such obligations shall be automatically accelerated), and (b) have all the rights and remedies available to it at law or in equity or by statute in respect of any default or breach by NRG Energy of its obligations under this Agreement; provided that (i) an NRG Event of Default shall not result in an Issuer Event of Default other than as expressly set forth in Section 7.1(m) of the Common Agreement , and (ii) upon the occurrence of an Early Termination Date, the Collateral Agent's sole remedy hereunder shall be to receive the Experience Termination Payment, the Deductible Termination Payment and any amounts due and payable hereunder accruing prior to such Early Termination Date but which remain unpaid. Other than as expressly provided herein, no remedy herein conferred upon or reserved to any party is intended to be exclusive of any other available remedy or remedies, but each and every such remedy shall be cumulative and shall be in addition to every other remedy given under this Agreement or now or hereafter existing at law or in equity or by statute. In order to entitle any party to exercise any remedy reserved to it in this Agreement, it shall not be necessary to give any notice, other than such notice as may be expressly required by this Agreement. No failure or delay on the part of any party in exercising any right, power or privilege hereunder and no course of dealing between NRG Energy and any Secured Party shall operate as a waiver thereof; nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege hereunder or thereunder.

                                   SECTION 14
                                    HEADINGS

                  The headings herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.

                                   SECTION 15
                                  GOVERNING LAW

                  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE PRINCIPLES THEREOF RELATING TO CONFLICTS OF LAW EXCEPT SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW).

                                   SECTION 16
                            CONSENT TO JURISDICTION;
                   APPOINTMENT OF AGENT FOR SERVICE OF PROCESS

                  With respect to any legal action or proceeding against NRG Energy arising out of or in connection with this Agreement, NRG Energy hereby irrevocably (i) consents to the jurisdiction of the courts of the State of New York, in and for the County of New York, and of the United States of America for the Southern District of New York, (ii) consents to the service of process outside the territorial jurisdiction of said courts in any such action or proceeding by mailing copies thereof by registered United States mail, postage prepaid, to the address specified pursuant to Section 9 hereof, and (iii) to the fullest extent permitted by Applicable Law, waives any objection to the venue of the aforesaid courts and any objection that the aforesaid courts are an inconvenient forum. NRG Energy hereby designates, appoints and empowers Corporation Service Company, with offices on the date hereof at 1177 Avenue of the Americas, 17th Floor, New York, New York 10036-2721, as its designee, appointee and agent with respect to any action or proceeding in New York to receive for and on its behalf service of any and all legal process, summons, notices and documents which may be served in any such action or proceeding and agrees that the failure of such agent to give any advice of any such service of process to such person shall not impair or affect the validity of such service or of any judgment based thereon. If for any reason such designee, appointee and agent shall cease to be available to act as such, NRG Energy agrees to designate a new designee, appointee and agent in New York City on the terms and for the purposes of this provision.

                                   SECTION 17
                              WAIVER OF JURY TRIAL

                  THE PARTIES HERETO HEREBY KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE ANY RIGHTS THEY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON, OR ARISING OUT OF, UNDER OR IN

CONNECTION WITH, THIS AGREEMENT OR ANY OTHER FINANCING DOCUMENT, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF THE PARTIES HERETO. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE COLLATERAL AGENT TO ENTER INTO THIS AGREEMENT.

                                   SECTION 18
                                    EXPENSES

                  NRG Energy will upon demand pay to the Collateral Agent, for itself and on behalf of the Secured Parties, any and all reasonable expenses, including reasonable attorneys' fees and expenses, which the Collateral Agent or the Controlling Party may incur in connection with the exercise or enforcement of any of the rights or interests of the Collateral Agent, on behalf of the Secured Parties, hereunder as a result of a breach of this Agreement by NRG Energy.

                                   SECTION 19
                                  MISCELLANEOUS

                  Section 19.1 Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document.

                  Section 19.2 Severability. In case any one or more of the provisions contained in this Agreement should be invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

                  Section 19.3 Limitation of Liability. Except as is specifically provided in this Agreement or in any other Financing Document to which it is a party, and except for any liabilities and obligations expressly assumed by NRG Energy pursuant to the terms of this Agreement or any other Financing Document to which it is a party, neither Collateral Agent nor any other Secured Party shall have any recourse to NRG Energy in respect of the Obligations. The provisions of Article 8 of the Common Agreement shall apply to this Agreement.

                  Section 19.4 Third Party Rights. Except to the extent set forth in Section 7.5, nothing in this Agreement, expressed or implied, is intended or shall be construed to confer upon, or give to any Person (other than Issuer, Collateral Agent and the Secured Parties) any security, rights, remedies or claims, legal or equitable, under or by reason hereof, or any covenant or condition hereof; and this Agreement and the covenants and agreements herein contained are and shall be held to be for the sole and exclusive benefit of Issuer, Collateral Agent and the Secured Parties.

                  Section 19.5 Survival of Obligations. All representations, warranties, covenants and agreements made herein and in the certificates or other instruments delivered in connection with or pursuant to this Agreement shall be considered to have been relied upon by the parties hereto and shall survive the execution and delivery of this Agreement, the termination of this Agreement and the making of the payments required under Section 2. Notwithstanding anything in this Agreement or implied by law to the contrary, the agreements of NRG Energy set forth in Sections 7.1, 9 and 18 shall survive the making of the payments required under Section 2 and the termination of this Agreement.

                  IN WITNESS WHEREOF, the undersigned have caused this Agreement to be executed by their duly authorized officer(s) or representative(s) all as of the date first above written.

                                          NRG ENERGY, INC.

                                          By:
                                               ---------------------------------
                                               Name:
                                                      --------------------------
                                               Title:
                                                       -------------------------


                                          THE BANK OF NEW YORK,
                                          as Collateral Agent

                                          By:
                                               ---------------------------------
                                               Name:
                                                      --------------------------
                                               Title:
                                                       -------------------------

                                                                      APPENDIX I


                              PERFORMANCE SHORTFALL

                                    [TO COME]

                                                                     APPENDIX II


                             TOTAL EXPERIENCE AMOUNT

                                    [TO COME]

                                                                      SCHEDULE A


                                   Litigation

None, other than the following:

(1) Those described in NRG Energy's Annual Report on Form 10-K for the year ended December 31, 2001, NRG Energy's Quarterly Report on Form 10-Q for the quarter ended March 31, 2002 and/or any Current Report on Form 8-K of NRG Energy filed on or prior to the Closing Date;

(2) On May 24, 2002, a class action was instituted in San Francisco County Superior Court in California against a group of generators, including NRG Energy's affiliates Cabrillo Power I, LLC, El Segundo Power, LLC, and Long Beach Generation, LLC (Bronco Don Holdings, LLP v. Duke Energy Trading and Marketing, LLC, et al.). This case essentially asserts the same claims set forth in the previously reported T&E Pastorino Nursery action, i.e., violation of California Business & Professions Code
         Section 17200 based on defendants' alleged withholding of electricity from the market to artificially create a shortage, violation of ancillary services agreements by various defendants, and market manipulation by defendants by means of their execution with the California Department of Water Resources of long term contracts, allegedly at supracompetitive rates. Similarly, in mid-May 2002, a class action was instituted in San Joaquin County Superior Court in California against energy suppliers, including the same NRG Energy affiliates (RDJ Farms, Inc., and Brittalia Ventures v. Allegheny Energy Supply Company, LLC et al.). This case asserts violations of California Business & Professions Code Sections 16720 and 17200 again based on alleged exercise of market power by defendants, and market manipulation by defendants by means of their execution with the California Department of Water Resources of long term contracts, allegedly at supracompetitive rates. There can be no assurance as to the outcome of these claims.

(3) In early June 2002, a class action was instituted in San Francisco County Superior Court in California against a group of generators and traders, including NRG Energy, on behalf of a putative class of rate payers in the State of Washington (Donna G. Hansen v. Dynegy Power Marketing, Inc., et al.). This action seeks injunctive and equitable relief, including restitution and disgorgement with respect to monetary injuries, for violations of California Business & Professions Code Sections 16720 and 17200 for alleged combining by the defendants to restrain the amount of energy available for sale through the California PX and ISO energy markets, conspiring to illegally obtain and trade information relating to energy supply, pricing and demand, and combining to raise the "market clearing bid" for electric energy on the PX wholesale markets, all of which allegedly raised prices for electricity to retail and wholesale consumers in the Pacific Northwest. There can be no assurance as to the outcome of these claims.